Exhibit 5.1

[Winston & Strawn LLP letterhead]

July 27, 2016
Groupon, Inc.
600 West Chicago Avenue
Suite 400
Chicago, Illinois 60654

Ladies and Gentlemen:

We have acted as special counsel to Groupon, Inc., a Delaware corporation (the “Company”), in connection with the Form S-8 Registration Statement (the “Registration Statement”) relating to the registration of the offer and sale of up to 50,000,000 shares (the “Shares”) of the Company’s Class A common stock, par value $0.0001 per share (the “Class A Common Stock”), issuable pursuant to the terms and in the manner set forth in the Groupon, Inc. 2011 Incentive Plan (the “Plan”).
This opinion letter is delivered in accordance with the requirements of Item 601(b)(5) of Regulation S-K promulgated under the Securities Act of 1933, as amended (the “Act”).
In connection with this opinion letter, we have examined and are familiar with originals or copies, certified or otherwise identified to our satisfaction, of: (i) the Registration Statement, to be filed with the Securities and Exchange Commission (the “Commission”) under the Act; (ii) the Sixth Amended and Restated Certificate of Incorporation of the Company, as amended and as currently in effect; (iii) the Amended and Restated By-laws of the Company, as amended and as currently in effect; (iv) the Plan; and (v) resolutions of the board of directors of the Company (or a committee thereof) relating to, among other things, the approval of the Plan and the reservation for issuance of the shares of Class A Common Stock issuable thereunder. We have also examined such other documents as we have deemed necessary or appropriate as a basis for the opinion set forth below.
In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as certified or photostatic copies and the authenticity of the originals of such latter documents. As to any facts material to this opinion that we did not independently establish or verify, we have relied upon oral or written statements and representations of officers and other representatives of the Company and others.
Based upon the foregoing and subject to the assumptions, qualifications and limitations set forth herein, we are of the opinion that the Shares have been duly authorized and, when issued, paid for and delivered pursuant to the terms and in the manner set forth in the Plan, and assuming that the Shares have been and remain duly reserved for issuance within the limits of the Class A Common Stock then remaining authorized but unissued, the Shares will be validly issued, fully paid and nonassessable.
The foregoing opinion is based upon and limited to the General Corporation Law of the State of Delaware (including the statutory provisions, the applicable provisions of the Delaware Constitution and reported judicial decisions interpreting the foregoing). We express no opinion herein as to any other laws, statutes, regulations or ordinances.
We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement. In giving such consent, we do not thereby concede that we are experts within the meaning of the Act or that our firm is within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission.
Very truly yours,
/s/ Winston & Strawn LLP